AMCOL International Corporation (NYSE: ACO) Reports Fourth Quarter Results

HOFFMAN ESTATES, IL--(Marketwire - January 27, 2012) - For the fourth quarter of 2011, AMCOL International Corporation (NYSE: ACO) generated diluted earnings per share attributable to its shareholders from continuing operations of $0.43 per share versus a loss of $0.30 per share in the prior year's quarter. Excluding unusual items in Q4 2010, diluted earnings per share attributable to our shareholders was $0.21 per diluted share.

Net sales increased 6.5% to $233.7 million for the 2011 fourth quarter, as compared to $219.4 million for the 2010 period. Gross profit increased 16.1% while gross margin increased 220 basis points to 26.6%. Operating profit increased 63.8% with operating margin increasing by 300 basis points to 8.6%.

Other income, net included losses of $1.0 million in the prior year's quarter whereas this quarter's results include gains of $0.2 million. The difference results from better foreign currency management which has reduced the impact of changes in foreign currency exchange rates. Our effective tax rate decreased in the quarter as compared to the prior year's quarter largely due to differences in non-recurring, discrete items between the two periods. Our income from joint-ventures and affiliates increased by $13.0 million to $1.5 million as the prior year's quarter includes impairments of our Belgian and Russian joint-ventures, both of which were sold prior to Q4 2011.

"Sales for the quarter were in line with our expectations. We were pleased with the sales growth and improvement in gross margin in our Minerals and Materials, and Oilfield Services segments, versus the prior year's quarter -- the most important factors leading to the increase in operating profit," said Ryan McKendrick, AMCOL President and Chief Executive Officer.

"Our Minerals and Materials segment generated 6% sales growth versus the prior year's Q4 with significant gross margin improvement. Market conditions for our metalcasting product line remained steady, and the outlook for 2012 remains positive. Our chromite product line also generated steady sales and an operating profit for the quarter. We expect the profit generated by these chromite products to improve after completion of equipment and process upgrades currently under way. Demand for oil drilling fluids and specialty products is expected to remain steady as well," continued McKendrick.

"We changed our Environmental segment's management and several product lines within the group are undergoing restructuring to better align the segment with changing market opportunities. Sales for the segment in the quarter were about equal to Q4 2010, but gross margin deteriorated as a result of pricing erosion in our lining technologies product line and lower than expected margins on contracting projects in Europe. In the US, we sold our contracting services product line in Q3 2011, and are in the process of significantly reducing our participation in contracting services in Europe. Price increases in the US lining technologies product line have started to show some positive effect for our core products, but were offset by low margin sales of purchased products on several large projects during the quarter. Building materials concluded a strong year resulting from expansion of its product portfolio and enhanced project support capabilities. Drilling products also continued its strong performance for the year," McKendrick added.

McKendrick continued, "Our Oilfield Services segment experienced a 24% increase in revenue vs. Q4 2010, with gross margin improvement versus the prior year's quarter. Coiled tubing services associated with hydraulic fracturing in various shale formations was the largest contributor to the growth in revenues. Pipeline services continue to experience strong growth and was the second largest contributor to growth for the segment in Q4 2011. Pipeline maintenance and integrity testing utilizes specialized Oilfield Services technology designed to handle high volumes of solids discharged from pipelines during cleaning operations. Sales of specialized water filtration services rebounded strongly sequentially, and were well ahead of the prior year's Q4 in the Gulf of Mexico, Brazil, and Australia."

"In summary, the outlook for our major product lines remains largely positive. Our Minerals and Materials segment is positioned well in several industries that appear to provide prospects for steady growth. Our Environmental segment is undergoing a restructuring to be more closely aligned with market opportunities. Oilfield Services is positioned to participate in the fast growing hydraulic fracturing market, while continuing to meet the requirements of our customers with specialized technology in two important growth areas -- water treatment and pipeline services," he concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the quarterly segment results schedules included in this press release. The following comments relate to our results for the current quarter as compared to the same quarter in the prior year, unless otherwise noted.

Net sales: Net sales increased $14.3 million or 6.5%.

Minerals & Materials: Our US subsidiary accounted for 90.8% of the growth in revenues due to improved selling prices and additional volumes in metalcasting and oil drilling markets.

Environmental: Revenues increased slightly overall due to increases in our drilling and building materials groups, offset by decreases in lining technologies and unfavorable foreign currency exchange rate movements.

Oilfield Services: Our domestic operations drove the revenue growth, led by our coil tubing, pipeline and nitrogen services. Coil tubing services are benefitting from increased services in various oil and gas bearing shale formations, and pipeline services have increased due to increased maintenance and integrity testing work. Also, our foreign operations generated increased revenues primarily in Malaysia, where demand for our well testing services is high, and Brazil, which is benefitting from increased demand for water filtration services in addition to expanding its customer base.

Transportation: Revenues decreased due to lower shipment volumes as there are fewer drivers available to haul loads. However, this segment continues to see an increase in services being provided to divisions of our domestic subsidiaries, principally our metalcasting and pet products groups; these intercompany revenues are eliminated in the Corporate segment.

Gross profit: Gross profit increased $8.6 million, or 16.1%. Gross margin also increased, by 220 basis points to 26.6%.

Minerals & Materials: Approximately 80.0% of the increase in gross profit results from selling price increases worldwide. In addition, Q4 2010 had approximately $2.1 million of expenses associated with operational issues in our domestic personal care business unit which did not recur in 2011.

Environmental: Gross profit decreased due to cost overruns on contracting work in Europe combined with increased manufacturing costs in the US resulting from decreased volumes of lining technologies products. These factors also negatively affected the gross profit margin. Product mix within our building materials group also negatively affected margins as sales were a little more concentrated in lower margin products.

Oilfield Services: Our foreign operations account for the majority of the increase in gross profit as both Malaysia and Brazil experienced significant increases. Malaysia benefitted from more profitable well testing services and Brazil benefitted from improved pricing on new contracts. On a combined basis, our domestic pipeline and nitrogen services also contributed significantly to the increase in gross profit due to increased leverage on those sales.

Selling, general and administrative expenses (SG&A): SG&A expenses increased minimally overall. Within the segments, expenses in our Oilfield Services segment increased due to employee compensation and employee related costs while expenses decreased in our Corporate segment as the prior year's quarter includes one-time expenses associated with the retirement of our prior CEO.

Other, net: Other, net is comprised of gains and losses on foreign currency transactions and the corresponding derivative instruments used to hedge those transactions. The income from these transactions increased as compared to the fourth quarter of 2010 due to the increased amount and effectiveness of derivatives used to mitigate the effect of changes in the foreign currency exchange rates.

Income tax expense: Our income tax expense and effective tax rate decreased in the quarter due to differences in discrete items recorded between the two quarters. The prior year's quarterly effective tax rate was abnormally high given (i) the amount of unfavorable, discrete items recorded and (ii) the effect of changes in geographical earnings distribution estimates.

Income from affiliates and joint ventures: The loss recorded in Q4 2010 resulted from impairments associated with our Belgian and Russian joint-ventures, both of which were subsequently sold in 2011 before the fourth quarter began. In addition, income from our Japanese investment increased due to the JV's improved performance resulting from favorable market conditions in Japan.

Income (loss) on discontinued operations: In the third quarter of 2011, we sold our domestic contracting services business within our Environmental segment. All amounts generated from this business are now included within our losses from discontinued operations.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

We compare several components of our balance sheet and cash flow statement using amounts as of and for the year ending December 31, 2011 as compared to the amounts as of and for the year ending December 31, 2010.

Cash flow generated from operating activities decreased due to increased investments in working capital, principally inventory and accounts receivable, to support our sales growth. Our working capital excluding cash increased by $48.7 million. We have financed this increase through long term debt, which increased by $24.5 million to $260.7 million, and increased cash from our operating profits. Long-term debt as a percentage of total capitalization increased 230 basis points to 39.4%.

Capital expenditures for the year ended December 31, 2011 were $61.0 million as compared to $47.3 million in the prior year. Expenditures associated with our start-up chromite operations were $8.2 million and $14.9 million in 2011 and 2010, respectively. In the year ended December 31, 2011, the majority of our capital spending occurred in our Oilfield Services and Minerals and Materials segments.

Dividends for 2011 increased 1.8% over the prior year although our quarterly dividend rate has remained constant at $0.18 per share.

This release should be read in conjunction with the attached unaudited, condensed, consolidated financial statements. It contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, develops and markets a wide range of mineral and technology based products and services for use in various industrial, environmental and consumer applications. AMCOL is the parent company of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website via webcast or by dialing 1.866.226.1792.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Continuing Operations
Net sales	$942,369	$841,037	$233,661	$219,387
Cost of sales	689,494	624,111	171,603	165,948
Gross profit	252,875	216,926	62,058	53,439
General, selling and administrative expenses	165,222	146,885	41,868	41,116
Operating profit	87,653	70,041	20,190	12,323
Other income (expense):
Interest expense, net	(11,519)	(9,725)	(3,211)	(2,633)
Other, net	311	1,147	228	(999)
	(11,208)	(8,578)	(2,983)	(3,632)
Income before income taxes and income (loss) from affiliates and joint ventures	76,445	61,463	17,207	8,691
Income tax expense (benefit)	21,849	19,391	4,914	6,514
Income before income (loss) from affiliates and joint ventures	54,596	42,072	12,293	2,177

Income (loss) from affiliates and joint ventures	5,566	(11,261)	1,490	(11,527)

Net income (loss) from continuing operations	60,162	30,811	13,783	(9,350)

Discontinued Operations
Income (loss) on discontinued operations	(916)	(887)	-	(98)
Net income (loss)	59,246	29,924	13,783	(9,448)

Net income (loss) attributable to the noncontrolling interest	135	(423)	87	(101)

Net income (loss) attributable to AMCOL shareholders	$59,111	$30,347	$13,696	$(9,347)

Weighted average common shares outstanding	31,709	31,179	31,832	31,304

Weighted average common and common equivalent shares outstanding	32,146	31,548	32,182	31,700

Earnings per share attributable to Amcol International Corporation

Basic earnings per share:
Continuing operations	$1.89	$1.00	$0.43	$(0.30)
Discontinued operations	(0.03)	(0.03)	-	-
Net income (loss)	$1.86	$0.97	$0.43	$(0.30)

Diluted earnings per share:
Continuing operations	$1.87	$0.99	$0.43	$(0.30)
Discontinued operations	(0.03)	(0.03)	-	-
Net income (loss)	$1.84	$0.96	$0.43	$(0.30)

Dividends declared per share	$0.72	$0.72	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	December 31,	December 31,
	2011	2010
	(unaudited)	*
Current assets:
Cash and equivalents	$23,698	$27,262
Accounts receivable, net	206,834	193,968
Inventories	146,582	107,515
Prepaid expenses	15,715	12,581
Deferred income taxes	5,918	5,553
Income tax receivable	6,866	8,474
Other	6,655	6,211

Total current assets	412,268	361,564

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land	13,881	11,591
Mineral rights	41,861	51,435
Depreciable assets	482,338	454,351

	538,080	517,377
Less: accumulated depreciation and depletion	275,503	256,889
	262,577	260,488

Goodwill	69,509	70,909
Intangible assets, net	36,610	42,590
Investments in and advances to affiliates and joint ventures	26,407	19,056
Available for sale securities	3,802	14,168
Deferred income taxes	7,783	7,570
Other assets	23,746	22,748
Total noncurrent assets	430,434	437,529
	$842,702	$799,093

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$56,451	$53,167
Accrued liabilities	61,629	59,308
Total current liabilities	118,080	112,475

Noncurrent liabilities:
Long-term debt	260,670	236,171
Pension liabilities	34,840	21,338
Deferred compensation	8,927	8,686
Other liabilities	19,965	19,987
Total noncurrent liabilities	324,402	286,182

Equity:
Common stock	320	320
Additional paid in capital	94,529	95,074
Retained earnings	319,538	283,189
Accumulated other comprehensive income	(14,968)	28,936

	399,419	407,519
Less:
Treasury stock	3,426	8,945

Total AMCOL shareholders' equity	395,993	398,574

Noncontrolling interest	4,227	1,862
Total equity	400,220	400,436
	$842,702	$799,093

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flow from operating activities:
Net income	$59,246	$29,924
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	41,836	36,306
Undistributed earnings from affiliates and joint ventures	(3,931)	11,754
Decrease (increase) in deferred income taxes	7,119	3,863
Other non-cash charges	8,691	5,835
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(86,469)	(62,467)
Decrease (increase) in noncurrent assets	(736)	(3,977)
Increase (decrease) in current liabilities	13,440	22,618
Increase (decrease) in noncurrent liabilities	(566)	4,244
Net cash provided by (used in) operating activities	38,630	48,100

Cash flow from investing activities:
Capital expenditures	(61,029)	(47,305)
Proceeds from sale of land and depreciable assets	1,913	841
Proceeds from sale of interests in affliates and businesses	6,146	-
Investments in and advances to affiliates and joint ventures	(3,387)	(2,073)
Other	1,667	447
Net cash used in investing activities	(54,690)	(48,090)
Cash flow from financing activities:
Net change in outstanding debt	25,294	27,671
Purchase of noncontrolling interest	-	(11,873)
Proceeds from sales of treasury stock	8,308	5,346
Dividends	(22,762)	(22,358)
Excess tax benefits from stock-based compensation	716	436
Net cash provided by (used in) financing activities	11,556	(778)
Effect of foreign currency rate changes on cash	940	361
Net increase (decrease) in cash and cash equivalents	(3,564)	(407)
Cash and cash equivalents at beginning of period	27,262	27,669
Cash and cash equivalents at end of period	$23,698	$27,262

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

Minerals and Materials	Three Months Ended December 31,
	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$121,375	100.0%	$114,853	100.0%	$6,522	5.7%
Cost of sales	90,442	74.5%	91,379	79.6%	(937)	-1.0%
Gross profit	30,933	25.5%	23,474	20.4%	7,459	31.8%
General, selling and
administrative expenses	12,831	10.6%	11,867	10.3%	964	8.1%
Operating profit	18,102	14.9%	11,607	10.1%	6,495	56.0%

	Three Months Ended December 31,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$52,873	100.0%	$52,356	100.0%	$517	1.0%
Cost of sales	38,630	73.1%	35,957	68.7%	2,673	7.4%
Gross profit	14,243	26.9%	16,399	31.3%	(2,156)	-13.1%
General, selling and
administrative expenses	13,651	25.8%	13,625	26.0%	26	0.2%
Operating profit	592	1.1%	2,774	5.3%	(2,182)	-78.7%

	Three Months Ended December 31,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$53,876	100.0%	$43,569	100.0%	$10,307	23.7%
Cost of sales	38,528	71.5%	31,368	72.0%	7,160	22.8%
Gross profit	15,348	28.5%	12,201	28.0%	3,147	25.8%
General, selling and
administrative expenses	9,549	17.7%	7,443	17.1%	2,106	28.3%
Operating profit	5,799	10.8%	4,758	10.9%	1,041	21.9%

	Three Months Ended December 31,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$11,782	100.0%	$12,238	100.0%	$(456)	-3.7%
Cost of sales	10,459	88.8%	10,873	88.8%	(414)	-3.8%
Gross profit	1,323	11.2%	1,365	11.2%	(42)	-3.1%
General, selling and
administrative expenses	1,002	8.5%	899	7.3%	103	11.5%
Operating profit	321	2.7%	466	3.9%	(145)	-31.1%

	Three Months Ended December 31,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment sales	$(6,245)	$(3,629)	$(2,616)
Intersegment cost of sales	(6,456)	(3,629)	(2,827)
Gross profit (loss)	211	-	211
General, selling and
administrative expenses	4,835	7,282	(2,447)	-33.6%
Operating loss	(4,624)	(7,282)	2,658	-36.5%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Twelve Months Ended December 31,
Minerals and Materials	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$481,898	100.0%	$429,270	100.0%	$52,628	12.3%
Cost of sales	363,040	75.3%	330,297	76.9%	32,743	9.9%
Gross profit	118,858	24.7%	98,973	23.1%	19,885	20.1%
General, selling and
administrative expenses	49,776	10.3%	44,393	10.3%	5,383	12.1%
Operating profit	69,082	14.4%	54,580	12.8%	14,502	26.6%

	Twelve Months Ended December 31,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$246,385	100.0%	$220,598	100.0%	$25,787	11.7%
Cost of sales	173,032	70.2%	152,450	69.1%	20,582	13.5%
Gross profit	73,353	29.8%	68,148	30.9%	5,205	7.6%
General, selling and
administrative expenses	54,912	22.3%	48,334	21.9%	6,578	13.6%
Operating profit	18,441	7.5%	19,814	9.0%	(1,373)	-6.9%

	Twelve Months Ended December 31,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$193,632	100.0%	$154,621	100.0%	$39,011	25.2%
Cost of sales	138,778	71.7%	110,681	71.6%	28,097	25.4%
Gross profit	54,854	28.3%	43,940	28.4%	10,914	24.8%
General, selling and
administrative expenses	34,973	18.1%	29,322	19.0%	5,651	19.3%
Operating profit	19,881	10.2%	14,618	9.4%	5,263	36.0%

	Twelve Months Ended December 31,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$54,113	100.0%	$52,225	100.0%	$1,888	3.6%
Cost of sales	47,972	88.7%	46,360	88.8%	1,612	3.5%
Gross profit	6,141	11.3%	5,865	11.2%	276	4.7%
General, selling and
administrative expenses	3,900	7.2%	3,435	6.6%	465	13.5%
Operating profit	2,241	4.1%	2,430	4.6%	(189)	-7.8%

	Twelve Months Ended December 31,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment sales	$(33,659)	$(15,677)	$(17,982)
Intersegment cost of sales	(33,328)	(15,677)	(17,651)
Gross profit (loss)	(331)	-	(331)
General, selling and
administrative expenses	21,661	21,401	260	1.2%
Operating loss	(21,992)	(21,401)	(591)	2.8%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended December 31, 2011
	Americas	EMEA	Asia Pacific	Total

Minerals and Materials	30.3%	9.9%	11.6%	51.8%
Environmental	10.0%	10.8%	1.4%	22.2%
Oilfield services	19.6%	1.0%	2.5%	23.1%
Transportation	2.9%	0.0%	0.0%	2.9%
Total - current year's period	62.8%	21.7%	15.5%	100.0%
Total from prior year's comparable period	61.5%	23.7%	14.8%	100.0%

	Three Months Ended December 31, 2011
	vs.
Percentage of Revenue Growth by Component	Three Months Ended December 31, 2010
	Base Business	Acquisitions	Foreign Exchange	Total

Minerals and Materials	3.7%	0.0%	-0.7%	3.0%
Environmental	0.6%	0.0%	-0.4%	0.2%
Oilfield services	4.8%	0.0%	-0.1%	4.7%
Transportation	-1.4%	0.0%	0.0%	-1.4%
Total	7.7%	0.0%	-1.2%	6.5%
% of growth	118.0%	0.0%	-18.0%	100.0%

	Three Months Ended December 31,
Minerals and Materials Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$64,479	$56,748	13.6%
Specialty materials	27,069	27,213	-0.5%
Pet products	13,762	15,232	-9.7%
Basic minerals	13,326	14,096	-5.5%
Other product lines	2,739	1,564	75.1%

Total	121,375	114,853	5.7%

	Three Months Ended December 31,
Environmental Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$20,471	$22,980	-10.9%
Building materials	17,276	15,357	12.5%
Contracting services	6,721	7,753	-13.3%
Drilling products	8,405	6,266	34.1%
Total	52,873	52,356	1.0%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Twelve Months Ended December 31, 2011
	Americas	EMEA	Asia Pacific	Total

Minerals and Materials	29.9%	9.9%	10.9%	50.7%
Environmental	11.6%	12.6%	1.6%	25.8%
Oilfield services	18.0%	0.9%	1.6%	20.5%
Transportation	3.0%	0.0%	0.0%	3.0%
Total - current year's period	62.5%	23.4%	14.1%	100.0%
Total from prior year's comparable period	63.2%	22.1%	14.7%	100.0%

	Twelve Months Ended December 31, 2011
	vs.
Percentage of Revenue Growth by Component	Twelve Months Ended December 31, 2010
	Base Business	Acquisitions	Foreign Exchange	Total

Minerals and Materials	5.8%	0.0%	0.5%	6.3%
Environmental	2.4%	0.1%	0.6%	3.1%
Oilfield services	4.3%	0.0%	0.3%	4.6%
Transportation	-2.0%	0.0%	0.0%	-2.0%
Total	10.5%	0.1%	1.4%	12.0%
% of growth	87.1%	0.8%	12.1%	100.0%

	Twelve Months Ended December 31,
Minerals and Materials Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$251,486	$204,577	22.9%
Specialty materials	105,798	107,287	-1.4%
Pet products	55,999	61,971	-9.6%
Basic minerals	54,615	48,886	11.7%
Other product lines	14,000	6,549	113.8%
Total	481,898	429,270	12.3%

	Twelve Months Ended December 31,
Environmental Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$103,458	$107,974	-4.2%
Building materials	76,144	57,220	33.1%
Contracting services	35,407	31,075	13.9%
Drilling products	31,376	24,329	29.0%
Total	246,385	220,598	11.7%

For further information, contact:
Don Pearson
Vice President & Chief Financial Officer
847.851.1500